UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 6, 2007 (April 3, 2007)
Date of report (Date of earliest event reported)

Quadra Realty Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33308	20-5775392
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

622 Third Avenue, 30th Floor	10017
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

(212) 671-6400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 3, 2007, Quadra QRS, LLC, a wholly owned subsidiary of Quadra Realty Trust, Inc. (“Quadra”), acquired, at par, approximately $110 million (the “Investment”) of the Blackstone-Equity Office Properties Mezzanine Loan #6 (the “Loan”). The purchase of this participation in the Loan represents an investment in the third loss tranche of mezzanine debt issued in conjunction with the recent acquisition of Equity Office Properties by affiliates of the Blackstone Group. Quadra’s acquisition of the Investment was financed with borrowings of approximately $82.5 million under an existing warehouse facility with Wachovia Bank, National Association

The Loan, which is dated February 9, 2007, has a two-year initial term with three one-year extensions, and bears interest at a floating rate of 2.25% over 30 day LIBOR. The Loan is primarily secured by a pledge of the equity ownership in 263 office properties representing approximately 85.98 million square feet of predominately class A commercial office space. The properties are located in major office markets across the country, primarily on both the East and West Coasts, including Boston, San Francisco, Los Angeles and New York. The Loan provides, among other things, for a prepayment penalty in the event of refinancing within the first 18 months of the loan term, and detailed release and repayment provisions in the event of the sale of a portion of the underlying collateral which generally provide, in the absence of a default, for the pro-rata distribution of repayments among the different classes of debt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2007

QUADRA REALTY TRUST, INC.

By:	/s/ STEVEN M. SHERWYN
Name: Steven M. Sherwyn
Title: Chief Financial Officer